                                  EXHIBIT 10.10

                             SUPPLEMENTAL AGREEMENT
                               FOR ROBERT E. JAMES


     THIS AGREEMENT MADE THIS 21st day of June, 1999, by and between FIRST CHARTER CORPORATION, a corporation organized under the State of North Carolina (hereinafter referred to as First Charter"), and ROBERT E. JAMES, an individual who resides at 4007 Sharon Parkway, Charlotte, North Carolina 28211 (hereinafter referred to as "the Executive").


                                   WITNESSETH


     WHEREAS, First Charter currently employs the Executive, and the Executive serves First Charter in such capacity as the Board of Directors of First Charter may designate from time to time; and

     WHEREAS, the Executive currently devotes all of his time, attention, skill and efforts to the performance of duties on behalf of First Charter; and

     WHEREAS, in consideration of services rendered on behalf of First Charter and as an inducement for ongoing valuable services until retirement, First Charter has agreed to provide a deferred compensation benefit to the Executive; and

     WHEREAS, the intent of this deferred compensation agreement (hereinafter referred to as "Agreement") is to provide, in the form of a special payment to the Executive in the maximum amount of Seven Hundred Eighty Five Thousand Dollars ($785,000) when he reaches his Target Distribution Date.

     NOW THEREFORE, in consideration of the Agreement and mutual promises hereinafter contained, the parties hereto agree to the following:

                                    Article I

     DEFINITIONS.  The following definitions shall govern this Agreement:

     . BENEFIT means the benefit that will be available to the Executive as described in Article III.

     . BENEFICIARY means the person designated in writing by the Executive to receive any benefits due the Executive upon his death. If no such designation is made or if the designated person is not living at the death of the Executive, the Beneficiary shall be the Executive's spouse, if living; otherwise, the Beneficiary shall be his estate.

     .    BOARD OF DIRECTORS means the board of directors of First Charter.

     . DISABLED means the inability of the Executive to engage in his profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months, as determined by the Board of Directors in its sole discretion upon certification thereof by a qualified physician selected by the Board of directors after such physician examines the Executive.

     . DISTRIBUTABLE EVENT means an event upon which the Executive may become entitled to receive his Benefit as described in Article VI.

     .    EFFECTIVE DATE means June 21, 1999.

     . FIRST CHARTER means First Charter Corporation. In the case of a group of employers that constitute a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended) or that constitutes trades or businesses that are under common control (as defined in Section 414(c) of the Internal Revenue Code of 1986, as amended), all such employers shall be considered a single employer.

     . TARGET DISTRIBUTION DATE means the first day of the first month beginning on or after the date the Executive both has attained age 65 and terminated employment with First Charter, or any earlier date mutually agreed to by the Executive and the Board of Directors.

                                   ARTICLE II

VESTING. Except as provided in this Article II in the case of the Executive's death or disability, the Executive shall not be vested in any part of his Benefit, as determined under Article III, until January 1, 2004. If he remains an employee of First Charter until January 1, 2004, he shall become 50% vested in his Benefit on that date. The Executive shall become fully vested in his Benefit on January 1, 2009 if he remains an employee of First Charter until that date. The Executive's Benefit shall be subject at all times to the forfeiture provisions of Article VI and VII.

     Notwithstanding the forgoing, (i) the Executive shall become 50% vested in his Benefit if he dies or becomes Disabled before January 1, 2004 and (ii) the Executive shall become fully vested in his Benefit if he dies or becomes Disabled after January 1, 2004 but before January 1, 2009.

                                   ARTICLE III

        AMOUNT OF THE BENEFIT THE EXECUTIVE SHALL BE ENTITLED ON HIS TARGET DISTRIBUTION DATE TO PAYMENT OF HIS VESTED BENEFIT IN AN AMOUNT EQUAL TO SEVEN HUNDRED EIGHTY FIVE THOUSAND. DOLLARS ($785,000), PAYABLE AT THE TIMES AND IN THE FORM DESCRIBED IN ARTICLE VI.



                                   Article IV

     ACCRUAL OF BENEFIT. First Charter may use any reasonable accounting policy in accruing the Benefit. The amount accrued shall be segregated from other accounts on the books and records of First Charter as a contingent liability of First Charter to the Executive.
                                    Article V

     GENERAL CREDITOR. The Executive shall be regarded as a general creditor of First Charter with respect to any rights derived by the Executive from the existence of this Agreement or the existence or amount of the liability.

     ASSETS. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies, or other assets that First Charter may intend to use as a source of payment, shall at all times remain with First Charter. The Executive and his Beneficiary shall not have any property interest whatsoever in any specific assets of First Charter.

                                   Article VI

     DISTRIBUTABLE EVENTS. The Benefit shall be paid to the Executive or the Executive's estate (unless forfeited by the occurrence of any of the events of forfeiture specified in Article VII) upon the following events:

          o Upon termination of the Executive's employment on or after the Executive's Target Distribution Date, First Charter shall begin payments of the Executive's Benefit to the Executive in equivalent monthly installments over a period of ten (10) years, unless another form of distribution is selected by the Board of Directors in its sole discretion. Payment will begin as soon as practicable following the Executive's termination of employment.

          o In the event that the Executive's employment with First Charter is terminated by reason of his death or if the Executive's death occurs after a Distributable Event but before full payment of the Benefit has been made to the Executive, First Charter shall pay (or continue to pay) the Executive's Benefit to the Executive's Beneficiary in equivalent monthly installments such that the Executive's Benefit is paid to the Executive's Beneficiary over a period of ten (10) years unless another form of distribution is selected by the Board of Directors in its sole discretion. Payment to the Beneficiary will be begin as soon as practicable following the Executive's death.

          o In the event that the Executive becomes Disabled before reaching his Target Distribution Date and while in the employ of First Charter, First Charter shall pay the Executive's vested Benefit to the Executive in equivalent monthly installments over a period of ten (10) years unless another form of distribution is selected by the Board of Directors in its sole discretion. Payment will be begin as soon as practicable following the date the Executive attains his Target Distribution Date.

          o In the event that the Executive's employment with First Charter is terminated before the Executive attains his Target Distribution date for any reason other than the Executive's death or if the Executive becomes Disabled, First Charter shall begin payments to the Executive of the Executive's vested Benefit as soon as practicable following the date the Executive attains his Target Distribution Date.

     FORM OF PAYMENT. Payment of the Benefit will be made in the form of equivalent monthly installments over a period of ten (10) years, or in such other form as the Board of Directors, in its sole discretion, may determine.

     FACILITY OF PAYMENTS. If any person entitled to payment under this Agreement shall, in the sole opinion of First Charter, be too physically or mentally incapacitated to properly receive such payments, First Charter may make such payments to any member of the family of such person then entitled to payment, or for the use and benefit of such person, or to any person or institution providing care for such person then entitled to such payments. All payments so made by First Charter shall fully discharge and acquit First Charter to the amounts thereof.

     INCOME TAX OR OTHER WITHHOLDING. First Charter may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes, or qualified domestic relations order or divorce decree as shall be required pursuant to any law, government regulation or ruling, or court order.

                                   Article VII

     FORFEITURE PROVISIONS. All rights to any vested and unvested deferred compensation payments, pursuant to this Agreement, shall be immediately forfeited if the Executive engages in any act that, in the opinion of the Board of Directors, is inimical to the best interests of First Charter, including, but not limited to fraud, embezzlement, non-productivity, disloyalty or similar acts. The judgment of the Board of Directors, as expressed by a majority vote, shall be final as to the determination of the nature of any acts performed by the Executive that are subject to this Article. The Board of Directors, in its sole discretion, may interpret and decide upon the nature of such acts.


                                  Article VIII

     LIABILITY OF FIRST CHARTER. Nothing in this Agreement shall constitute the creation of a trust or other fiduciary relationship between First Charter and the Executive or between First Charter and the Beneficiary or any other person. First Charter shall not be considered a trustee by reason of this Agreement.


                                   Article IX

     ASSIGNMENT. No rights under this Agreement may be assigned, transferred, pledged or encumbered by the Executive or the Beneficiary except by will or by North Carolina intestate laws or other laws of descent and distribution. This Agreement may be assigned by First Charter only upon the following events:

     . First Charter or its assets are purchased by another entity or are merged into the assets of another entity.

     .    Prior written consent of the Executive.

                                    Article X

     AGREEMENT BINDING. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective next of kin, successors, assigns, heirs, personal representatives, executors, administrators, and legatees. First Charter shall not merge or consolidate with any other entity or reorganize unless and until such succeeding and continuing entity agrees to assume and discharge the obligations of First Charter under this Agreement. Upon such assumption, the term First Charter as used in this Agreement shall be deemed to refer to such successor to First Charter. The Board of Directors, at its sole discretion, reserves the right to amend, revise, or terminate this Agreement with respect to future benefits.

                                   Article XI

     ENTIRE AGREEMENT. This document constitutes the entire Agreement between the parties as to the provision of supplemental retirement benefits by First Charter to the Executive. This Agreement may only be modified, altered, or amended by prior written approval and consent of the parties with respect to Benefits, except those provisions that may be amended solely by a Board of Directors resolution as described in this Agreement.

                                   Article XII

     NO GUARANTEE OF EMPLOYMENT. Nothing in this Agreement shall be construed as guaranteeing future employment to the Executive. The Executive continues to be an employee of First Charter either subject to an employment agreement or, if there is no such employment agreement, solely at the will of First Charter, notwithstanding this Agreement.

                                  Article XIII

     NOT "COMPENSATION" FOR OTHER PURPOSES. Any deferred compensation payable under this Agreement (or actuarial or the net present value of any such payments) shall not be deemed salary or other compensation to the Executive for purposes of any qualified retirement plans maintained by First Charter, any incentive bonus plans, or for purposes of any other fringe benefit obligations of First Charter.

                                   Article XIV

     CLAIMS SUBMISSION AND REVIEW PROCEDURE. In the event that any claim for benefits, that must initially be submitted in writing to the Board of Directors, is denied (in whole or in part) hereunder, the claimant shall receive from First Charter notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Agreement. The interpretations and construction hereof by the Board of Directors shall be binding and conclusive on all persons and for all purposes. Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. The arbitrator shall be acceptable to both First Charter and the Executive; if the parties cannot agree the disagreement shall be heard by a panel of three arbitrators, with each party to appoint one arbitrator and the third to be chosen by the other two. No member of the Board of Directors shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

     GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, except to the extent such laws are preempted by federal laws and regulations.

     CONSTRUCTION. The masculine gender shall include the feminine, and the singular the plural, unless the context clearly requires otherwise.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.




     Attest:                                     FIRST CHARTER CORPORATION

     /s/ Anne C. Forrest                         /s/ J. Roy Davis Jr.
     ----------------------------------          -------------------------------
     Anne C. Forrest                             J. Roy Davis, Jr.
     Assistant Corporate Secretary               Chairman of the Board

     Witnesses:                                  ACKNOWLEDGED:

     /s/ Judy E. Montague                        /s/ Robert E. James
     ----------------------------------          -------------------------------
     Judy E. Montague                            Robert E. James